[LETTERHEAD OF HOLME ROBERTS & OWEN LLP.]

EXHIBIT 5.1

March 4, 2002

UQM Technologies, Inc.
425 Corporate Circle
Golden, Colorado 80401

Re: UQM Technologies, Inc. Form S-3 Registration Statement

Ladies and Gentlemen:

As counsel for UQM Technologies, Inc., a Colorado corporation ("UQM" or the"Company"), we are familiar with UQM's Amendment No. 3 to Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (as amended, the "Act"), on March 4, 2002, with respect to (i) the offering and issuance from time to time by UQM of up to $10,000,000 aggregate offering price of shares of its common stock and warrants to purchase its common stock (the "Shelf Offering"), and (ii) the offering of 1,950,344 shares of common stock along with warrants to purchase 390,069 shares of common stock described in the prospectus supplement contained in the Registration Statement (the "Supplement Offering").

.All capitalized terms which are not defined herein shall have the meanings assigned to them in the Registration Statement.

In connection with our examination of documents as hereinafter described, we have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency of such persons. For the purpose of rendering this opinion, we have made such factual and legal examination as we deemed necessary under the circumstances, and in that connection we have examined, among other things, originals or copies of the following:

(A) The Articles of Incorporation of UQM, as amended to date;

(B) The Bylaws of UQM, as amended to date;

(C) Such records of the corporate proceedings of UQM, and such other documents that we considered necessary or appropriate for the purpose of rendering this opinion; and

(D) Such other certificates and assurances from public officials, officers and representatives of UQM that we considered necessary or appropriate for the purpose of rendering this opinion.

On the basis of the foregoing examination, and in reliance thereon, we are of the opinion that (subject to compliance with the pertinent provisions of the Act and to compliance with such securities or "blue sky" laws of any jurisdiction as may be applicable):

1.    When the common stock and warrants offered in the Shelf Offering shall have been authorized, issued and sold as described in the Registration Statement, including  any prospectus supplement relating to the applicable offering of such common stock and warrants, and when payment therefor shall have been received by the Company, the common stock and warrants will be validly issued, fully paid and nonassessable, and the warrants will be binding obligations of UQM under Colorado law.

2.    The shares of common stock and the warrants offered in the Supplement Offering have been duly authorized and, when issued and sold as described in the Registration Statement, and when payment therefor shall have been received by the Company, will be validly issued, fully paid and nonassessable, and the warrants will be binding obligations of UQM under Colorado law.

This opinion is limited to the present laws of the States of Colorado and the present federal laws of the United States and to the present judicial interpretations thereof and to the facts as they presently exist.

This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ HOLME ROBERTS & OWEN LLP